Exhibit 10.28

CORONADO BIOSCIENCES, INC.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into as of the 1st day of November, 2010, by and between CORONADO BIOSCIENCES, INC., a Delaware corporation (the “Company”), and MARK LOWDELL, PH.D. (“CONSULTANT”).

The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company and Consultant is willing to perform such services, on the terms described below.

AGREEMENT

In consideration of the mutual promises contained herein, the parties agree as follows;

1.         SERVICES AND COMPENSATION.     Consultant agrees to perform for the Company the services described in Exhibit A (the “Services”), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services. If not specified on Exhibit A, the scope, timing, duration, and site of performance of said Services shall be mutually and reasonably agreed to by the Company and Consultant and are subject to change upon the written agreement of both parties. Consultant will make reasonable, good faith efforts to provide the Services in a timely and professional manner consistent with industry practices.

2.         CONFIDENTIALITY.

2.1         Definitions.    “Confidential Information” means all data, information, technology and inventions (including without limitation trade secrets, inventions, ideas, processes, formulas, data, assays, chemical compounds, protocols, programs, works of authorship, know-how, improvements, discoveries, developments, designs, techniques, information regarding plans for research, development, new products, marketing, business plans, budgets and nonpublic financial statements, licenses, prices and costs, business forecasts and strategies, marketing plans, customer and supplier lists, personnel information and proprietary information of third parties provided to Company in confidence) relating to the Company or its products, product concepts, technologies, business, financial, marketing, manufacturing processes and procedures, or those of any other third party, from whom the Company receives information on a confidential basis, whether written, graphic or oral, furnished to Consultant by or on behalf of the Company, either directly or indirectly, or obtained or observed by Consultant while providing services hereunder, and the Services to be provided by Consultant hereunder. Confidential Information does not include (i) information that is now in the public domain or subsequently enters the public domain and is generally available without fault on the part of Consultant; (ii) information that is presently known by Consultant from Consultant’s own sources as evidenced by Consultant’s prior written records; (iii) information disclosed to Consultant by a third party legally and contractually entitled to make such disclosures; or (iv) information required to be disclosed by a court of competent jurisdiction.

2.2         Nonuse and Nondisclosure.     Consultant, during or subsequent to the term of this Agreement, (i) has not used and will not use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) has not disclosed and will not disclose the Confidential Information to any third party. Consultant agrees that, as between the Company and Consultant, all Confidential Information will remain the sole property of the Company. Consultant also agrees to take all necessary and reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Without the Company’s prior written approval, Consultant may disclose the existence, but not the terms, of this Agreement to third parties. Consultant acknowledges that the use or disclosure of Confidential Information without the Company’s express written permission will cause the Company irreparable harm and that any material breach or threatened material breach of this Agreement by Consultant will entitle the Company to seek injunctive relief and reasonable attorneys’ fees, in addition to any other legal remedies available to it, in any court of competent jurisdiction.

2.3         Third Party Confidential Information.     Consultant recognizes that the Company has received and in the future may receive from third parties, their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the Term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or entity or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party, unless otherwise authorized by such third party.

2.4         Return of Materials.     At any time upon the Company’s request, Consultant will deliver to the Company all of the Company’s property, equipment and documents, together with all copies thereof, that were previously given to Consultant, including but not limited to all electronically stored confidential and/or nonpublic information, passwords to access such property, or Confidential Information that Consultant may have in Consultant’s possession or control, and Consultant agrees to certify in writing that Consultant has fully complied with this obligation.

3.         OWNERSHIP.

3.1         Assignment.     Consultant agrees that all copyrights and copyrightable material, notes, records, drawings, designs, processes, procedures, methods, inventions, ideas, discoveries, enhancements, modifications, know-how, improvements, developments, discoveries, trade secrets’ data and information of every kind and description conceived, generated, made, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, during the Term and in the course of performing Services under this Agreement (collectively, “Inventions”), are, as between the Company and Consultant, the sole and exclusive property of the Company. Consultant has disclosed and agrees to disclose such Inventions promptly to the Company and hereby assigns, and agrees to assign, all of Consultant’s right, title and interest in and to any such Inventions promptly to the Company without royalty or any other consideration and to execute all applications, assignments or other instruments reasonably requested by the Company in order for the Company to establish the Company’s ownership of such Inventions and to obtain whatever protection for such Inventions, including copyright and patent rights in any and all countries on such Inventions as the Company shall determine.

3.2         Further Assurances.     Consultant agrees to assist the Company, or its designee, in every reasonable way to secure the Company’s rights in Inventions and any copyrights, patents or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, or other intellectual property rights relating to all Inventions. Consultant also agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

3.3         Pre-Existing Materials.     Subject to Section 3.1, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed under this Agreement any pre-existing invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant will inform the Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.

3.4         Attorney-in-Fact.     Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents, mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.1, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts only to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant.

4.         REPRESENTATIONS AND WARRANTIES.     Consultant represents and warrants to the Company that Consultant is legally able to enter into this Agreement and that Consultant’s execution, delivery and performance of this Agreement will not and does not conflict with any agreement, arrangement or understanding, written or oral, to which Consultant is a party or by which Consultant is bound. The Consultant further warrants that he will comply with relevant legal requirements in the United Kingdom with regard to health insurance, tax status and reporting and any other legal or regulatory requirement which may be apply to Consultant’s provision of Services under this Agreement.

5.         REPORTS.     Consultant also agrees that Consultant will, from time to time during the Term of this Agreement or any extension thereof, keep the Company advised as to Consultant’s progress in performing the Services under this Agreement.

6.         TERM AND TERMINATION.

6.1         Term.     The term of this Agreement (the “Term”) shall commence as of November 1, 2010 (the “Effective Date”), and shall remain in full force and effect until termination as provided in Section 6.2.

6.2         Termination.     The Company may terminate this Agreement at its convenience and without any breach by Consultant upon fifteen (15) days prior written notice to Consultant. Consultant may terminate this Agreement at any time upon fifteen (15) days prior written notice to the Company. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement or any other agreement between the Company and Consultant.

6.3         Survival.     Upon termination of this Agreement, all rights and duties of the Company and Consultant toward each other shall cease except:

(a)         The Company will pay, within 30 days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Section 1 of this Agreement; and

(b)         Sections 2, 3, 4, 6.3, 7, and 8 through 10 will survive termination of this Agreement.

7.         INDEPENDENT CONTRACTOR; BENEFITS; TAXES.

7.1         Independent Contractor.    It is the express intention of the Company and Consultant that Consultant performs the Services as an independent contractor to the Company, and nothing in this Agreement should be construed to create a partnership, joint venture or employer-employee relationship. Consultant (a) is not the agent of the Company and (b) is not authorized to make any representation, contract, or commitment on behalf of the Company.

7.2         Benefits.     The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company. If Consultant is reclassified by a state or federal agency or court as the Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

7.3         Taxes and Withholdings.     The Company shall pay the compensation hereunder without withholdings or deductions and will not withhold or make payments for social security, unemployment insurance or disability insurance contributions, and will not obtain workers’ compensation insurance on Consultant’s behalf. Consultant shall be solely responsible for paying any and all taxes of any nature, national insurance contributions, VAT and other contributions arising from or relating to this Agreement. The Company may, however, report payments made to Consultant hereunder to tax authorities and shall inform Consultant of such actions. Consultant agrees to provide proof of payment of appropriate taxes on any fees paid to Consultant under this Agreement upon reasonable request of the Company. Consultant hereby indemnifies and holds harmless the Company and its affiliated entities with regard to any taxes, penalties, or interest that may be imposed on Consultant by any governmental authority arising from or relating to the Agreement and with respect to any claim or determination that Consultant is an employee, agent or partner of the Company.

8.         NONSOLICITATION; NON-DISCLOSURE.

8.1         Nonsolicitation.     From the date of this Agreement until twelve (12) months after the termination of this Agreement (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, directly or indirectly, whether for Consultant’s own account or for the account of any other person, firm, corporation or other business organization, solicit, entice, persuade, induce or otherwise attempt to influence any person or business who is, or during the period of Consultant’s engagement by the Company was, an employee, consultant, contractor, partner, supplier, customer or client of the Company or its affiliates to leave or otherwise stop doing business with the Company.

8.2         Non-Disclosure.     Consultant agrees that without the prior written consent of the Company, Consultant will not intentionally generate any publicity, news release or other announcement concerning the engagement of Consultant hereunder or the services to be performed by Consultant hereunder or otherwise utilize the name of the Company or any of its affiliates for any advertising or promotional purposes.

9.         VOLUNTARY NATURE OF AGREEMENT.     Consultant acknowledges and agrees that Consultant is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Consultant further acknowledges and agrees that Consultant has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understand it to his or her satisfaction. Finally, Consultant agrees that Consultant has been provided an opportunity to seek the advice of an attorney of its choice before signing this Agreement.

10.         MISCELLANEOUS.

10.1         Governing Law.     This Agreement shall be governed by the laws of New York without regard to conflicts of law rules.

10.2         Assignability.     Except as otherwise provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement.

10.3         Entire Agreement.     This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.

10.4         Headings.     Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

10.5         Nature of Services.     The Company acknowledges that Consultant’s role is advisory in nature. The Company is therefore free, in its sole discretion to accept, modify, or reject Consultant’s recommendations or any work product resulting from the provision of Services as described herein. The Company shall be solely responsible for the consequences, direct or indirect, of any such decision by the Company.

10.6         Amendments; Waiver.     No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by Consultant and the Company.

10.7         Attorneys’ Fees.     In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

10.8         Further Assurances.     Consultant agrees, upon request, to execute and deliver any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

10.9         Severability.     If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

10.10         Counterparts and Facsimiles.     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile signatures shall be deemed original signatures for all purposes.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

CONSULTANT	CORONADO BIOSCIENCES, INC.

/s/ Mark Lowdell	By:	/s/ Gary G. Gemignani
Mark Lowdell, Ph.D.	Name: Gary G. Gemignani
Title: Executive Vice President – COO/CFO

Address:
THE OAK
BEAUMONT-CUM-MOZE
ESSEX
UK CO16 OAT

[SIGNATURE PAGE TO CONSULTING AGREEMENT]

EXHIBIT A

Services and Compensation

1.         Reporting Obligations:     Consultant shall report to the Company’s Executive Vice President—COO/CFO or his designee(s).

2.         Services.     The Services shall include, but shall not be limited to, the following, as requested by the Company:

•	Consultation regarding the development and commercialization of the Company’s programs, including consultation regarding technology transfer; and

•	Other projects to be determined by mutual agreement between Consultant and the Company’s Executive Vice President—COO/CFO or his designee(s).

The manner and means that Consultant chooses to complete the Services are in Consultant’s sole discretion and control. Consultant agrees to provide his own equipment, tools, and other materials at his own expense; however, the Company will make its facilities and equipment available to Consultant when necessary.

3.         Compensation.

A.         The Company will pay Consultant a consulting fee of £100,000 per year during the Term payable at a rate of £8,333.33 per month.

B.         Consultant may also be considered from time to time for equity and/or stock option grants in the Company. Any such equity and/or stock option grants shall be subject to approval by the Board of Directors of the Company and subject to Consultant’s execution and delivery of various agreements and documents related to such grants which are determined by the Company in its reasonable discretion to be necessary or desirable for such purpose.

C.         The Company will reimburse Consultant for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Agreement, provided such expenses are reasonable and such Consultant submits receipts for such expenses to the Company in accordance with Company policy.

T +44 (0)20 7679 9794 F +44 (0)20 7679 9799 E enquiries@uclcons www.uclconsultants.

CONSULTANCY SERVICES AGREEMENT

UCL Consultants Limited shall provide consultancy services to the Client under the following terms and conditions.

A

UCL Consultants Limited (Company No. 03332258), a wholly owned subsidiary company of UCL Business PLC and University College London, whose registered address is The Network Building, 97 Tottenham Court Road, London, W1T 4TP

(“UCL-C”)

B	Coronado Biosciences Inc., a Delaware corporation whose principal place of business is at 4365 Executive Dr. Ste 1500 San Diego, CA, 92121 United States of America. (the “Client”)

Gary Gemignani (Executive Vice President — COO & CFO) (the “Client Contact”)

C	UCL-C shall provide the following Services: -

in support of the Licence Agreement signed between UCL Business and Coronado Biosciences, Inc of
November 5, 2007 for the prevention, treatment, diagnosis, detection, monitoring, and predisposition testing of all diseases, states or conditions in humans or other animals (“TaNK”). The Services shall consist of advice on future technology transfer for TaNK with advice on technical issues (by telephone, meetings); testing of samples and reports. Summary of Activities attached.

To be undertaken at the equivalent rate of 1 day per week.

(the “Services”)

D	Consultant who shall undertake the Services for UCL-C:

Dr. Mark Lowdell (the “Consultant”)

E	Work on the Services shall commence on 1 November, 2010 (the “Commencement Date”)

F	Work on the Services is estimated to finish on October 31, 2011 in the first instance (the “Completion Date”). If the Services are not completed by the Completion Date, the parties will agree the terms of any continuation of the provision of Services.

G	The Client will pay UCL-C the following amount/s at the following intervals:

A Fixed Price of £30,000 to be paid in 12 monthly instalments of £2,500, commencing on 31 October plus costs for research reagents/disposables as invoiced to a maximum of £25,000 per annum plus VAT (where applicable).

(the “Price”)

H	UCL-C shall be entitled to charge the Client additionally for expenses reasonably incurred in the performance of the Services only with the prior approval of the Client. (the “Expenses”)

I	The Services may be terminated by either party on three month’s notice.

AGREED by the Parties through their authorised signatories:-

For and behalf of UCL Consultants Ltd		For and behalf of The Client

/s/ Susanne Westfold- Scott	Director	/s/ Gary G. Gemignani	EVP, COOBCFO

Signed	Title	Signed	Title

Susanne Westfold- Scott	Dec. 23rd, 2010	Gary G. Gemignani	12/2/10

Print name	Date	Print name	Date

Terms and Conditions

1. Definitions The following words shall have the following meanings:

1.1. The definitions UCL-C, Completion Date, Commencement Date, Expenses, Price and Services shall have the meanings set out above.

1.2. Affiliate means any entity that controls, is controlled by, or is under common control with a Party. For purposes of this Agreement, control means possessing, directly or indirectly, the power to direct or cause the direction of the management, policies or operations of an entity, whether through ownership of voting securities, by contract or otherwise.

1.3. Agreement shall mean the contract formed by the Parties’ acceptance of this agreement on the terms and conditions herein.

1.4. Background IP shall mean all information, techniques, know-how, software, materials (regardless of the form or medium in which they are disclosed or stored) and intellectual property rights (owned by or licensed to the Parties at the date of this Agreement or generated outside of the Services) that are provided by one Party to the other for use in the Services (whether before or after the date of this Agreement).

1.5. Client shall mean the person or organisation and its Affiliates, named in clause B above, that is to receive and pay for the Services.

1.6. Confidential Information shall mean any and all information, including Results, Background IP and information relating to the business or affairs of the Party, provided directly or indirectly by one Party to the other Party in oral or documentary form or by way of models, biological or chemical materials or other tangible form or by demonstrations, whether before, on or after the date of this Agreement and which in each case at the time of provision is marked or otherwise designated to show expressly or by necessary implication that it is imparted in confidence; and any copy of the foregoing.

1.7. Consultant shall mean the person or persons named in clause D above who shall provide the Services.

1.8. Results shall mean all information, designs, inventions, software and other matter capable of being the subject of intellectual property rights which is conceived and first reduced to practice or writing or developed in whole or in substantial part for the purpose of the Services.

1.9. Parties shall mean UCL-C and the Client and ‘Party’ shall mean either of them.

2. Duration and Termination

2.1. This Agreement shall commence on the Commencement Date and UCL-C shall use its reasonable endeavours to complete the Services by the Completion Date, or such other date as may be agreed by the Parties.

2.2. This Agreement may be terminated by either Party giving written notice to the other as specified in clause 1 above.

2.3. If the Consultant is or becomes unavailable to work on the Services and UCL-C is unable to provide a suitable replacement, this Agreement may be terminated by either Party giving written notice to the other Party, such notice to take effect either forthwith or as specified in the notice.

2.4. Either Party may also terminate this Agreement forthwith if the other Party:

(a) commits a material breach of the terms or conditions of this Agreement and in the case of a breach capable of remedy within 30 days, does not remedy the breach within 30 days of notice from the terminating Party specifying the breach and requiring it to be remedied; or

(b) compounds or makes arrangements with its creditors or goes into liquidation (voluntarily or otherwise) other than for the purpose of a bona fide reconstruction or a receiver, administrative receiver or administrator is appointed in respect of the whole or any part of its business or assets or if any similar or analogous event occurs.

2.5. In the event of termination in accordance with clause 2.4 above, the rights, benefits and licences granted or agreed to be granted herein to the Party in receipt of such notice shall automatically be deemed terminated or cease forthwith upon such termination and any rights assigned or agreed to be assigned shall automatically be reassigned to the Party terminating this Agreement. Nothing in this clause shall affect any rights or licences granted or agreed to be granted under this Agreement to the Party terminating this Agreement by the other party.

2.6. On termination of this Agreement the Client, within 30 days receipt of a UCL-C invoice, shall pay to UCL-C:

(a) any payment which was due to UCL-C prior to the date of termination but which was not paid prior to termination, and

(b) a proportion of the next payment (if any) falling due after the date of termination reflecting UCL-C’s actual expenditure on the Services prior to the date of termination and any non-cancellable commitments entered into by UCL-C on behalf of the Services.

2.7. On termination of this Agreement, if this Agreement states that UCL-C will prepare a report, it will be provided to the Client once any payments due under clause 2.6 above have been received by UCL-C.

3. Price and Payment

3.1. Where the Price is quoted on a daily rate basis, a day shall mean up to seven (7) hours work. Any hours worked beyond seven (7) hours in a day shall be charged pro-rata to the Client.

3.2. UCL-C retains the discretion to charge for any reasonable costs incurred in connection with any variation in or delay to the Services resulting from the Client’s instructions or lack of instructions.

3.3. In consideration of the Services to be provided by UCL-C to the Client, the Client shall pay to UCL-C the sums described in clause G above in accordance with the payment provisions set out in that clause.

3.4. All sums due under this Agreement:

(a) are exclusive of Value Added Tax which shall be paid by the Client to UCL-C as applicable and at the current rate in addition to any amount or rate quoted;

(b) shall be paid on the due date(s) by the Client to UCL-C as specified above or no more than 30 days after receipt of UCL-C’s invoice;

(c) shall be made in Sterling (GBP) by the Client in accordance with the instructions set out in UCL-C’s invoice.

(d) All payments shall quote UCL-C’s invoice number.

3.5. Without prejudice to any other right or remedy available to UCL-C, UCL-C reserves the right to charge interest in accordance with the Late Payments of Commercial Debts (Interest) Act 1998.

4. Confidential Information

4.1. Each Party shall keep confidential and secret any and all Confidential Information that is acquired through this Agreement.

4.2. Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party shall be responsible for ensuring that its officers and employees comply with the provisions of this clause. If a Party intends to use the services of subcontractors, consultants or third parties to work on, advise or manage any aspect of the Services, that Party shall first ensure such subcontractors, consultants or other third parties sign legally-binding agreements requiring them to abide by conditions of confidentiality no less binding than those provided herein.

4.3. In the event of one Party visiting any of the establishments of the other Party, the visiting Party undertakes that any information which may come to its knowledge as a result of any such visit, inclusive of the form, materials and design of the various elements of any relevant plant and equipment which may be seen at such establishments as well as all the plant as a whole, the methods of operation thereof and the various applications thereof, shall be kept strictly confidential and shall be regarded as Confidential Information for the purpose of this Agreement.

4.4. The obligations in clauses 4.1, 4.2 and 4.3 shall not apply to Confidential Information, disclosed by one Party (“Disclosing Party”) to the other Party (“Receiving Party”), where the Receiving Party can clearly demonstrate that the information:

(a) was in the public domain prior to its disclosure or enters into the public domain after disclosure otherwise than by default of the Receiving Party;

(b) becomes known to the Receiving Party by action of a third party not in breach of any obligation of confidentiality to the Disclosing Party;

(c) was in the Receiving Party’s possession before receipt from the Disclosing Party and was not acquired directly or indirectly from the Disclosing Party;

(d) was independently developed by or for the Receiving Party at any time, independently of the Confidential Information disclosed to it by the Disclosing Party;

(e) is required to be disclosed by law or government regulation or court order. In such cases, the Receiving Party shall wherever practicable give reasonable advance notice of the intended disclosure to the other Party and shall limit the disclosure to the extent legally required to be disclosed. The relaxation of the obligations of confidentiality shall apply solely for such compliance and for as long as is necessary to comply with the relevant law or regulatory requirement.

4.5. The provisions of this clause 4 shall survive any termination of this Agreement for a period of 5 years from termination.

5. Intellectual Property

5.1. All Background IP used in connection with the Services shall remain the property of the Party (or its licensors) who introduces it and no licence is granted to either Party’s Background IP unless specifically agreed to in writing.

5.2. UCL C shall promptly disclose all Results to the Client to be used by the Client for the advancing of the TaNK project under the terms of the above Licence Agreement (Ref: Section C above).

5.3. For the avoidance of doubt all Results arising out of the Services shall remain the property of UCL-C to be passed on to UCL Business for the support of the above Licence Agreement for TaNK as further set out under Clause 6.1 of the Licence Agreement.

6. Visits and Property

6.1. The Client may attend, on reasonable notice and at mutually agreed times, UCL-C’s premises and inspect the progress of the Services.

6.2. UCL-C shall not be liable for any loss, destruction of or damage to items or property provided by the Client to UCL-C on whatever terms in connection with the Services, except if caused by the negligence of UCL-C and always subject to clause 9 below.

6.3. The Client shall provide adequate insurance to cover the Consultant whilst he/she is visiting and/or working on the Client’s premises or property and shall make the Consultant aware of any health and safety issues that may affect the Consultant whilst visiting and/or working on the Client’s premises or property.

7. Publicity and Publication

7.1. Neither Party shall use the name, crest, logo, trademark or registered image of the other Party nor the name of any employee, member of staff or student of the other Party for any purpose without the express written permission of the other Party or individual, except that nothing in this clause shall restrict, delay, impede or prevent a Party from using the other Party’s name when making statutory disclosures under the Freedom of Information Act 2000 or any subsequent re-enactment or modification thereof.

7.2. The Consultant shall have the right to publish the Results of the Services, in accordance with normal academic practice, subject to the prior written consent of the Client. Such consent shall not be unreasonably withheld.

7.3. Notwithstanding clause 7.2 above, the Client recognises that in accordance with any academic appointment held by the Consultant, the Consultant may wish to submit publications for assessment under the U.K. Government’s Research Excellence Framework (REF). The Client agrees to permit such publications be made available for REF assessment subject to the REF assessor/s being bound by written terms of confidentiality no less binding than those under clause 4 above.

8. Signature/Amendment

8.1. The Client acknowledges and agrees that no signature other than that of an authorised signatory of UCL-C shall make this Agreement binding on UCL-C.

8.2. No variation, amendment or addition to the terms of this Agreement can be made unless it is in writing and signed by an authorised signatory of UCL-C.

9. Warranties, liability and Indemnities

9.1. UCL-C’s aggregate liability to the Client for any loss or damage suffered or incurred by the Client as a result of UCL-C’s breach of contract, negligence or otherwise howsoever arising shall be limited to the sums received or payable to UCL-C under this Agreement in the year in which such liability arises. The Parties agree this to be a genuine and reasonable pre-estimate of anticipated possible losses. This clause shall not limit or exclude any liability that as a matter of English law may not be limited or excluded such as liability for death or personal injury.

9.2. The Client shall indemnify UCL-C from and against any claims or suits made or threatened by a third party against UCL-C arising from this Agreement, the provision of the Services or any other products or services offered or provided by the Client arising from the provision of the Services, save to the extent the claim or suit arises as a result of the negligence or default of UCL-C.

9.3. Neither Party shall be liable to the other Party for any damages, dispute or injury arising during the undertaking of the Services unless caused by the wilful act, negligence or default of an employee, student, consultant or agent of that Party. Nor shall one Party be liable to the other Party for an indirect or consequential loss, damages, claims or demands arising out of this Agreement, including without limitation any economic loss or other loss of income, profits, business, opportunity or goodwill no matter how arising, whether by breach or by negligence and whether in contract, tort or otherwise.

9.4. For the avoidance of doubt, the terms and conditions of this Agreement are agreed to be in lieu of any warranties, obligations or conditions implied by law, trade usage, custom or otherwise as to the merchantable quality or the fitness of any particular purpose of the Services being supplied herein.

10. Notices. Any notices required to be given under this Agreement must be in writing and delivered to the addresses specified at clauses A and B above or to such other addresses as the Parties may specify in writing.

11. Conflict of Interest. UCLC agrees to notify the Client if, at any time during the continuance of this Agreement, it becomes reasonably aware of the likelihood of the Consultant undertaking any consultancy services which may cause a conflict of interest between the Consultant’s duties herein and his/her obligation to a third party. In the event of a conflict or potential conflict, the Parties agree to amend the Services to avoid any conflict or where this is not possible or viable to terminate the Services forthwith on written notice and in accordance with clause 2.6 above.

12. Non-assignment. Neither Party may assign, delegate, sub-contract or otherwise transfer any or all of its rights and obligations under this Agreement without the prior written agreement of the other Party.

13. Force majeure. UCL-C shall not be liable under or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement which result from circumstances beyond its reasonable control, including without limitation any defaults by subcontractors or any delays or failures by the Client to give adequate instructions or approvals.

14. Assistance and delay by the Client. The Client shall provide all information and materials sufficient in the reasonable opinion of UCL-C to enable UCL-C to proceed with the Services on or after the Commencement Date. If at any time in the reasonable opinion of UCL-C such information and/or materials are not provided in a timely fashion then UCL-C may alter the Commencement Date or the Completion Date or terminate this Agreement as provided for in this Agreement.

15. Independent Contractor. This Agreement is not intended to establish, and shall not be construed by either the Client or UCL-C as establishing any form of business partnership between themselves. Neither Party shall act or describe itself as the agent of the other, nor shall it make or represent that it has the authority to make commitments on the other’s behalf.

16. Dispute Resolution. In the event of any difference, dispute or question, arising from this Agreement, the Parties shall endeavour to settle such matters amicably between themselves and in good faith. Should they be unable to do so within a period of 35 working days, the matter shall then be settled finally by referring it promptly to the ‘Model Mediation Procedure’ promoted by the Centre for Effective Dispute Resolution (“CEDR”) using Alternative Dispute Resolution techniques. Any decision reached in this way shall be final and binding upon the Parties.

17. Validity. If any provision of this Agreement is held by any competent authority to be illegal, void, voidable, invalid, unenforceable or unreasonable in whole or in part it shall, to the extent of such illegality, invalidity, voidness, voidability, unenforceability or unreasonableness be deemed severable and the validity of the other provisions of this Agreement and the remainder of the provision in question shall not be affected.

18. Third Parties. This Agreement does not in anyway whatsoever entitle a person who is not a party to this Agreement (including, without any limitation, any employee, officer, agent, representative) to enforce or amend any term or condition of this Agreement, which expressly, or by implication, confers a benefit on him/her pursuant to the Contracts (Rights of Third Parties) Act 1999, without the prior written agreement of both Parties.

19. Entire Agreement. This Agreement, including any attachments, supersedes all other agreements, understandings and representations whether written, oral, express or implied between the Parties regarding the Services and constitutes the entire agreement between the Parties concerning the Services and constitutes the sole basis on which they have entered into this Agreement.

20. Jurisdiction. The validity, construction and performance of this Agreement shall be governed by the laws of England and shall be subject to the exclusive jurisdiction of the courts of England to which the Parties hereby submit.

M. Lowdell Summary of Activities

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Assist in completing “tech transfer” activities, at BioReliance and PCT (SOPs, cell banking, analytical method development, lysate production, cell product manufacture, and all aspects of testing, as required)

•	UCL to perform testing of mini-bank (lysate potency, CTV-1 phenotype, MRD)

•	Assist in the development of the Product Development Plan

•	Help with design and implementation of additional studies to support PDP and life cycle management of the program

•	Autologous studies

•	Assessment of types of tumors

•	Toxicity of lysate in normal mice

•	A mouse model evaluating the potential adjuvant activity of activated NK cells

•	Determination in normal mice if anti-lysate antibodies are produced (accelerating doses)

•	Activated NK cell MOA study with Chris Jamieson at UCSD

•	Collaboration with Naoto Ueno at MD Anderson for AUTO program in BrCa

•	Assist in meetings with investors/activities related to raising capital, preparation/review of prospectus/offering memorandums (specifically in the area of describing the technology)

•	Activities at major conferences including: ASH, EBMT, ASCO etc...,

•	SAB meeting participation and preparation

•	Support of regulatory activities

•	Assist in development of IP strategy

•	Assist in development of publication and presentation strategy

•	Serve as technical resource for all aspects of the CMC program